Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

•                  Fourth quarter net sales revenue growth of 5.7 percent year-over-year (6.8 percent in local currency)

•                  Significant investment spending, resulting in lower operating income

•                  Board of Directors approved a $0.10 per share quarterly dividend

•                  Repurchased 140,331 shares of common stock during 2013

LEHI, Utah, March 17, 2014 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the fourth quarter and full year ended December 31, 2013, and declared a quarterly cash dividend of $0.10 per share.

“We’re pleased with our fourth quarter results which reflect continued progress across both our NSP and Synergy businesses,” commented Gregory L. Probert, Chairman and Chief Executive Officer.  “In addition to Synergy’s record sales quarter and NSP Russia, Central and Eastern Europe’s fifth consecutive quarter of year-over-year sales growth, we experienced double digit growth in NSP Mexico and NSP Central America.”

“Our performance is the early result of our incremental investments in sales and marketing personnel, R&D and new product development, Distributor training and sales incentive programs. These investments amounted to $2.2 million of additional SG&A expense in the fourth quarter, the majority of which is recurring and will negatively impact our near-term operating income margin. However, these essential investments position us to drive sales growth in all of our markets to a level that will restore our operating income margin to double digits during 2015.”

“In addition, we launched a $40 million Oracle ERP project to provide us with a single integrated software solution and greatly enhance our ability to integrate our people, processes and business systems in all of our markets around the world.  This capital expenditure will provide us better data and visibility into our business, facilitate delivering products to market faster and more efficiently, as well as to better serve our Managers, Distributors and customers. We will fund this project from internal cash flow and anticipate its completion by mid-2016.”

Mr. Probert continued, “The $0.10 quarterly cash dividend and our ongoing share repurchase program reflects the Company’s  strong cash flow generation, our confidence in its long-term growth prospects and our commitment to return excess capital to shareholders.”

For the Fourth Quarter of 2013:

•                  Net sales revenue increased 5.7 percent to $95.5 million, compared to $90.4 million in the fourth quarter of 2012. In local currencies, net sales revenue increased by 6.8 percent.

•                  Selling, general and administrative expenses increased 21.7 percent to $33.7 million, compared with $27.7 million in the fourth quarter of 2012. The increase was primarily due to a $2.2 million increase in the Company’s investment in sales and marketing personnel, R&D and new product development, Distributor training and sales incentive programs, as well as $1.3 million of one-time costs related to a five-year customs audit assessment in our Synergy South Korea market, and $1.1 million of one-time restructuring costs in certain markets.

•                  Operating income decreased 55.5 percent to $2.6 million, compared to $5.8 million in the fourth quarter of 2012. The decrease was primarily due to the increase in selling, general and administrative expenses attributable to investments in growth initiatives and one-time costs as described above.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 41.1 percent to $4.6 million, compared to $7.8 million in the fourth quarter of 2012.

•                  Net income was $1.8 million, or $0.11 per diluted common share, compared to $4.5 million, or $0.28 per diluted common share in the fourth quarter of 2012.

•                  Cash and cash equivalents as of December 31, 2013, were $77.2 million, compared to $79.2 million as of December 31, 2012, which reflects $24.0 million paid in a special one-time dividend, $6.4 million paid in regular quarterly dividends, and $2.5 million used to repurchase shares during 2013.

•                  Shareholders’ equity as of December 31, 2013, was $105.3 million, compared to $115.6 million as of December 31, 2012.  Excluding dividends paid in the year, shareholders’ equity increased by 17.3 percent. Shareholder’s equity as of December 31, 2013 was $6.51 per share, compared to $7.31 per share as of December 31, 2012.  Cash dividends in the amount of $1.90 were paid in 2013, compared to $0.15 in 2012.

•                  Active Managers worldwide were 16,900 and active Distributors and customers worldwide were 334,200 as of December 31, 2013, compared to 16,600 and 333,400, respectively in the fourth quarter of 2012.

For the Full Year of 2013:

•                  Net sales revenue increased 2.9 percent to $378.1 million, compared to $367.5 million in 2012. In local currencies, net sales revenue increased by 3.7 percent.

•                  Selling, general and administrative expenses increased 13.0 percent to $120.7 million, compared with $106.9 million in 2012. The increase was primarily due to a $6.0 million increase in the Company’s investment in sales and marketing personnel, R&D and new product development, Distributor training and sales incentive programs, and $2.2 million of increased investments in Distributor conventions, meetings and incentive trips, as well as $1.4 million of one-time severance costs and the acceleration of stock option expense incurred related to the resignation of our former Chief Executive Officer, $1.3 million of one-time costs related to a five-year customs audit assessment in our Synergy South Korea market, and $1.1 million of one-time restructuring costs in certain markets.

•                  Operating income decreased 29.3 percent to $24.1 million, compared to $34.0 million in 2012. The decrease was primarily due to the increase in selling, general and administrative expenses attributable to investments in growth initiatives and one-time costs as described above.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 22.1 percent to $31.9 million, compared to $41.0 million in 2012.

•                  Net income was $17.6 million, or $1.07 per diluted common share, compared to $25.4 million, or $1.59 per diluted common share in 2012.

NSP Americas, Asia Pacific and Europe Results for the Fourth Quarter of 2013:

•                  Net sales revenue increased 0.5 percent to $49.9 million, compared to $49.7 million in the fourth quarter of 2012. In local currencies, net sales revenue increased by 2.4 percent compared to the fourth quarter of 2012. Higher net sales in Mexico, Central America and South America were partially offset by lower net sales in the United States and Japan.  In Mexico, net sales increased year-over-year for the third consecutive quarter, up 25.1 percent from the fourth quarter of 2012.  In Central American and South America net sales increased 5.0 percent and 11.7 percent, respectively, year-over-year. In the United States, net sales declined 1.7 percent year-over-year.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, was $20.0 million, compared to $19.1 million in the fourth quarter of 2012, primarily reflecting higher net sales revenue.

•                  Active Managers within the segment were approximately 7,900 and active Distributors and customers within the segment were approximately 150,600 as of December 31, 2013, as compared to 8,100 and 153,000, respectively, as of December 31, 2012. New

Managers were down 2.5 percent, and new Distributors and customers were down 1.6 percent compared to the prior year.

NSP Russia, Central and Eastern Europe Results for the Fourth Quarter of 2013:

•                  Net sales revenue increased 7.5 percent to $17.1 million, compared to $15.9 million in the fourth quarter of 2012. Net sales revenue increased year-over-year for the fifth consecutive quarter as a result of improved recruiting, Distributor leadership engagement, Distributor recognition, promotions and training, and the enhanced focus afforded by the corporate organizational realignment during 2012. In addition, NSP Russia, Central and Eastern Europe launched a new weight management program at its annual regional convention in September.

•                  Contribution margin decreased 4.4 percent to $5.6 million, compared to $5.9 million in the fourth quarter of 2012, primarily due to higher inventory costs associated with product mix.

•                  Active Managers within the segment were approximately 6,000 and active Distributors and customers within the segment were approximately 131,800 as of December 31, 2013, as compared to 5,600 and 125,800, respectively as of December 31, 2012. New Managers were up 7.1 percent, and new Distributors and customers were up 4.8 percent compared to the prior year.

•                  Despite the robust net sales growth experienced in 2013, the Company must caution that near-term growth will undoubtedly be impacted by the political unrest in the Ukraine and Russia. Also, the Company is currently in a contract dispute with its General Dealer that administers the marketing and distribution of the Company’s products in the region. Although the Company is negotiating with the General Dealer, failure to resolve the dispute could result in disruption to the Company’s business, which could have an adverse effect on the Company’s business and results of operations.

Synergy WorldWide Results for the Fourth Quarter of 2013:

•                  Net sales revenue increased 14.8 percent to $28.5 million, compared to $24.8 million in the fourth quarter of 2012. This marks the second consecutive record-setting sales quarter for Synergy. In local currencies, net sales revenue increased by 15.4 percent compared to the fourth quarter of 2012, driven primarily by increased sales in South Korea, Scandinavia and Central Europe and partially offset by declines in North America. The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution, and momentum stemming from Synergy’s global summit and pre-launch of the SLMsmart weight management line in South Korea.

•                  Contribution margin increased 24.6 percent to $10.7 million, compared to $8.6 million in the fourth quarter of 2012, primarily as a result of increased net sales revenue.

•                  Active Managers within the segment were approximately 3,000 and active Distributors and customers within the segment were approximately 51,800 as of December 31, 2013, as compared to 2,900 and 54,600, respectively as of December 31, 2012.   New Managers were up 3.4 percent, while new Distributors and customers were down 5.4 percent compared to the prior year.

Effective Income Tax Rate

The effective income tax rate for the fourth quarter of 2013 was 30.3 percent compared to 39.8 percent in the fourth quarter of 2012.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent which was primarily attributable to the favorable U.S. tax impact of foreign operations, offset by adjustments to foreign valuation allowances and an increase in tax liabilities associated with uncertain tax positions.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on April 7, 2014, to shareholders of record as of the close of business on March 28, 2014.

On August 8, 2013, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

During the three months ended December 31, 2013, the Company repurchased 32,609 shares of its common stock under the share repurchase program for $0.6 million.  At December 31, 2013, the remaining balance available for repurchases under the program was $7.5 million.

The quarterly dividend, in addition to the special one-time dividend that was announced and paid in August 2013, and the on-going share repurchase program, are enabled by the Company’s strong cash flow, healthy cash balance, the Board’s commitment to return capital to shareholders and its confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its fourth quarter and full year 2013 results on March 17, 2014 at 4:30 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13575478.  International callers can dial 1-201-689-8562, conference ID: 13575478.  A replay will be available from March 18, 2014 at 2:00 PM Eastern Time through April 1, 2014 at 11:59 PM Eastern Time at 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13575478.  The call will also be webcast live and will be available on the Investing section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 330,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are more fully described in this release, but include the following:

•        any negative consequences resulting from the economy, including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products;

•        our relationship with, and our ability to influence the actions of, our Distributors;

•        improper action by our employees or Distributors;

•        negative publicity related to our products or direct selling organization;

•        changing consumer preferences and demands;

•        our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Distributor relations and operating results;

•        the competitive nature of our business;

•        regulatory matters governing our products, our direct selling program, or the direct selling market in which we operate;

•        legal challenges to our direct selling program;

•        risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela and Belarus;

•        uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•        our dependence on increased penetration of existing markets;

•        our reliance on our information technology infrastructure;

•        the sufficiency of trademarks and other intellectual property rights;

•        changes in tax laws, treaties or regulations, or their interpretation;

•        taxation relating to our Distributors;

•        product liability claims;

•        share price volatility related to, among other things, speculative trading.

Contact:

Steve Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$77,247	$79,241
Accounts receivable, net of allowance for doubtful accounts of $1,087 and $631, respectively	10,206	9,614
Investments available for sale	2,006	2,071
Inventories	41,910	43,280
Deferred income tax assets	5,711	5,307
Prepaid expenses and other	11,514	5,820
Total current assets	148,594	145,333

Property, plant and equipment, net	32,022	27,950
Investment securities	971	1,276
Intangible assets, net	853	1,002
Deferred income tax assets	9,928	11,516
Other assets	7,244	6,842
	$199,612	$193,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,664	$6,226
Accrued volume incentives	19,206	18,130
Accrued liabilities	34,893	27,302
Deferred revenue	4,173	4,311
Current installments of long-term debt and revolving credit facility	2,267	3,350
Income taxes payable	2,366	2,071
Total current liabilities	68,569	61,390

Liability related to unrecognized tax benefits	12,402	10,571
Long-term debt and revolving credit facility	10,000	2,270
Deferred compensation payable	971	1,276
Other liabilities	2,411	2,776
Total long-term liabilities	25,784	16,893

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 16,179 and 15,810 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	83,122	77,292
Retained earnings	36,100	48,910
Accumulated other comprehensive loss	(13,963)	(10,566)
Total shareholders’ equity	105,259	115,636
	$199,612	$193,919

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended December 31,
	2013	2012

Net sales revenue	$95,484	$90,377
Cost of sales	(24,084)	(23,841)
Gross profit	71,400	66,536

Operating expenses:
Volume incentives	35,062	32,991
Selling, general and administrative	33,747	27,719
Operating income	2,591	5,826
Other income, net	53	1,639
Income before provision for income taxes	2,644	7,465
Provision for income taxes	801	2,969
Net income	$1,843	$4,496

Basic and diluted net income per common share

Basic:
Net income	$0.11	$0.28

Diluted:
Net income	$0.11	$0.28

Weighted average basic common shares outstanding	16,196	15,781
Weighted average diluted common shares outstanding	16,550	16,064

Dividends declared per common share	$0.10	$0.05

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Year Ended December 31,
	2013	2012

Net sales revenue	$378,096	$367,468
Cost of sales	(94,814)	(93,324)
Gross profit	283,282	274,144

Operating expenses:
Volume incentives	138,482	133,267
Selling, general and administrative	120,743	106,861
Operating income	24,057	34,016
Other income, net	1,596	1,480
Income before provision for income taxes	25,653	35,496
Provision for income taxes	8,044	10,116
Net income	17,609	25,380

Basic and diluted net income per common share

Basic:
Net income	$1.10	$1.62

Diluted:
Net income	$1.07	$1.59

Weighted average basic common shares outstanding	15,997	15,648
Weighted average diluted common shares outstanding	16,390	15,987

Dividends declared per common share	$1.90	$0.15

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,609	$25,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	535	45
Depreciation and amortization	4,466	4,078
Tax benefit from stock option exercise	(653)	(378)
Share-based compensation expense	3,389	2,878
(Gain) loss on sale of property and equipment	(128)	85
Deferred income taxes	1,092	4,270
Amortization of bond discount	1	9
Purchase of trading investment securities	(88)	(92)
Proceeds from sale of trading investment securities	510	354
Realized and unrealized gains on investments	(122)	(90)
Foreign exchange gains	(1,254)	(290)
Changes in assets and liabilities:
Accounts receivable	(1,358)	266
Inventories	838	(1,466)
Prepaid expenses and other current assets	(5,728)	(1,155)
Other assets	(303)	(193)
Accounts payable	(552)	77
Accrued volume incentives	1,286	(1,279)
Accrued liabilities	7,379	(1,289)
Deferred revenue	(138)	1,708
Income taxes payable	1,071	(6,259)
Liability related to unrecognized tax benefits	1,831	145
Deferred compensation payable	(305)	(153)
Net cash provided by operating activities	29,378	26,651
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,570)	(6,629)
Purchase of investments available for sale	(442)	(174)
Proceeds from maturity and sale of investments available for sale	200	3,789
Proceeds from sale of property, plant and equipment	248	25
Net cash used in investing activities	(8,564)	(2,989)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(30,419)	(2,349)
Borrowings on long-term debt and revolving credit facility	10,000	—
Principal payments of long-term debt and revolving credit facility	(3,353)	(3,570)
Tax benefit from stock option exercise	653	378
Proceeds from the exercise of stock options	4,334	2,408
Repurchase of common stock	(2,546)	—
Net cash used in financing activities	(21,331)	(3,133)
Effect of exchange rates on cash and cash equivalents	(1,477)	(257)
Net increase (decrease) in cash and cash equivalents	(1,994)	20,272
Cash and cash equivalents at the beginning of the period	79,241	58,969
Cash and cash equivalents at the end of the period	$77,247	$79,241
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$10,278	$12,960
Cash paid for interest	128	128

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2013	2012

Net income	$1,843	$4,496
Adjustments:
Depreciation and amortization	1,187	1,050
Share-based compensation expense	790	877
Other income, net*	(53)	(1,639)
Taxes	801	2,969
Adjusted EBITDA	$4,568	$7,753

	Year Ended December 31,
	2013	2012

Net income	$17,609	$25,380
Adjustments:
Depreciation and amortization	4,466	4,078
Share-based compensation expense	3,389	2,878
Other income, net*	(1,596)	(1,480)
Taxes	8,044	10,116
Adjusted EBITDA	$31,912	$40,972

* Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Our revenue is highly dependent upon the number and productivity of our Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of December 31,

	2013		2012		2011
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	328,200	7,900	350,400	8,100	388,400	8,700
NSP Russia, Central and Eastern Europe	260,200	6,000	252,700	5,600	266,200	5,400
Synergy WorldWide	118,500	3,000	118,200	2,900	112,300	2,700
Total	706,900	16,900	721,300	16,600	766,900	16,800

“Total Managers” includes independent Managers under our various compensation plans that have achieved and maintained specified and personal groups sale volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain product sales volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of December 31,

	2013	2012	2011
	Distributors & Customers	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific & Europe	150,600	153,000	165,600
NSP Russia, Central and Eastern Europe	131,800	125,800	122,800
Synergy WorldWide	51,800	54,600	51,700
Total	334,200	333,400	340,100

“Active Distributors and customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of our Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the year ended December 31,

	2013		2012		2011
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	148,400	3,800	166,400	4,200	185,600	4,800
NSP Russia, Central and Eastern Europe	89,300	1,600	78,000	1,500	74,700	1,700
Synergy WorldWide	71,800	1,900	73,700	1,700	72,000	1,600
Total	309,500	7,300	318,100	7,400	332,300	8,100

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include our independent Distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous twelve months ended as of the date indicated.